Exhibit 5.1
David Segre
+1 650 843 5335
dsegre@cooley.com
July 25, 2019
Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, CA 95138
Ladies and Gentlemen:
We have acted as counsel to Power Integrations, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a registration statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,000,000 shares of the Company’s Common Stock (the “2016 Plan Shares”) reserved for issuance pursuant to the Company’s 2016 Incentive Award Plan (the “2016 Plan”), par value $0.001 per share.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan as well as the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley LLP

By:	/S/ David Segre
David Segre

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130
t: (650) 843-5000 f: (650) 849-7400 cooley.com